UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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Form 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   September 12, 2011
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Commission File Number 333-168530

On The Move Systems Corp.
(Exact name of small business issuer as specified in its charter)

Florida	27-2343603
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3001 North Rocky Point Drive East, Suite 200 Tampa, FL	33607
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (941) 586-3938

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02:	DEPARTURE OF CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICER; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On September 12, 2011 our Board of Directors appointed Patrick Brown to serve as Chief Executive Officer and President. Mr. Brown was also appointed as a director. Over the past two decades, Mr. Brown has cultivated a wealth of knowledge and expertise as an executive and financial consultant for international clean-energy innovators in the U.S. and abroad. In addition to his work assessing the prospects and feasibility of clean-energy projects, Mr. Brown is highly experienced in securing financing for new technologies from government and venture capital sources. Prior to joining On The Move Systems Corp. Mr. Brown was the President of West Coast Financial Services, Ltd. which provided boutique financial consulting services for private and pre-listed public companies. From 2009 – 2011, he worked for MNP, LLP, a Canadian accounting firm, where he maintained a client base in entertainment, renewable energy and emerging markets. From 2005 to 2009, he worked for RSM Richter, LLP where he branded the firm’s emerging markets and renewable energy practice specialty. He is a Canadian Chartered Accountant, and holds a diploma from the British Columbia Institute of Technology in Financial Management with an option in Taxation.

Mr. Brown will be compensated $120,000 per year for his services.  There is no written employment agreement between the Company and Mr. Brown.

Additionally, on September 12, 2011 Mr. Chet Gutowsky resigned as our CEO, President and Director in order to pursue other interests.  Mr. Gutowsky’s resignation was not the result of a disagreement with the Company. As part of Mr. Gutowsky’s resignation, the Company agreed to pay him $5,000 per month severance for the months of October, November, and December, in exchange for the release of all claims against the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 12, 2011	On The Move Systems Corporation

By: /s/ Patrick Brown
Patrick Brown
Chief Executive Officer
Principal Financial Officer